UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 26, 2016

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 26, 2016, Patrick Industries, Inc. (the “Company” or “Patrick”) entered into a second amendment to its current five-year $300.0 million senior secured credit facility, as amended, that was originally amended and restated on April 28, 2015 (the “2015 Credit Facility”), with Wells Fargo Bank, National Association as the administrative agent and a lender (“Wells Fargo”), and Fifth-Third Bank, Key Bank National Association, Bank of America, N.A., and Lake City Bank, as participants. The second amendment expands the 2015 Credit Facility to $360.0 million by expanding the revolving credit line from $225.0 million to $269.4 million and expanding the term loan from $75.0 million to $90.6 million. The initial Term Loan had repayment installments of approximately $2.7 million per quarter with the remaining balance due at maturity. Following the expansion of the Term Loan in July 2016 pursuant to the second amendment, the quarterly repayment installments were increased to approximately $3.9 million beginning on September 30, 2016 with the remaining balance due at maturity. In addition, 1st Source Bank was added as an additional participant.

The foregoing description of the second amendment to the 2015 Credit Facility is qualified in its entirety by reference to the actual agreement, which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference into this Report.

On July 28, 2016, the Company issued a press release announcing the expansion of the 2015 Credit Facility. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.02	Results of Operations and Financial Condition.

On July 28, 2016, the Company issued a press release announcing operating results for the second quarter ended June 26, 2016. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above with respect to the 2015 Credit Facility is incorporated herein by reference into this Section 2.03 of this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 – Second Amendment, dated July 26, 2016, to the Amended and Restated Credit Agreement, dated as of April 28, 2015, among Patrick Industries, Inc., the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Exhibit 99.1 - Press Release issued July 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: August 1, 2016	By:	/s/ Joshua A. Boone
Joshua A. Boone
Vice President – Finance and
Chief Financial Officer

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